NEWS RELEASE

Exhibit 99.1

CONTACT:
Edward B. Kornfeld
Chief Executive Officer
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300
FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
AND SIX MONTHS ENDED JUNE 30, 2008

Syosset, NY - August 14, 2008 - Porta Systems Corp. (OTC.BB:PORT) today reported operating income for the quarter ended June 30, 2008 of $192,000 compared to operating income of $258,000 for the quarter ended June 30, 2007. The net loss for the quarter ended June 30, 2008, was $408,000, $0.45 per share (basic and diluted), compared to the net loss of $791,000, $0.87 per share (basic and diluted), which included a loss from discontinued operations of $487,000, $0.54 per share (basic and diluted) for the quarter ended June 30, 2007. As of June 30, 2007, the Company had completely discontinued the operation of its OSS business and wrote off all remaining OSS assets and incurred losses related to the discontinued OSS operations. There was no loss from discontinued operations for the quarter ended June 30, 2008.

The Company reported operating income for the six months ended June 30, 2008 of $263,000 compared to operating income of $924,000 for the six months ended June 30, 2007. The Company recorded a net loss of $946,000, $1.05 per share (basic and diluted) for the six months ended June 30, 2008, compared to the net loss of $626,000, $0.69 per share (basic and diluted), which included a loss from discontinued operations of $521,000, $0.57 per share (basic and diluted) for the six months ended June 30, 2007. During the six months ended June 30, 2007, the Company had completely discontinued the operation of its OSS business and wrote off all remaining OSS assets and incurred losses related to the discontinued OSS operation. There was no loss from discontinued operations for the six months ended June 30, 2008.

Sales were $6,677,000 for the quarter ended June 30, 2008 versus $7,069,000 for the quarter ended June 30, 2007, a decrease of approximately $392,000 (6%). Copper Connection/Protection sales were $5,455,000 for the quarter ended June 30, 2008 versus $5,820,000 for the quarter ended June 30, 2007, a decrease of $365,000 (6%). Substantially all of the decrease in sales for the quarter is the result of a decline in orders from British Telecommunications and its systems integrators for connector products that was partially offset by increased sales of protection modules to British Telecommunications. Signal Processing sales for the quarter ended June 30, 2008 were $1,222,000 versus $1,249,000 for the quarter ended June 30, 2007, a decrease of $27,000 (2%).

 -more -

Porta Systems Corp. Press Release	Page 2
August 14, 2008

Sales were $13,222,000 for the six months ended June 30, 2008 versus $15,271,000 for the six months ended June 30, 2007, a decrease of approximately $2,049,000 (13%). Copper Connection/Protection sales were $10,847,000 for the six months ended June 30, 2008 versus $12,634,000 for the six months ended June 30, 2007, a decrease of $1,787,000 (14%). Substantially all of the decrease in sales for the six months is the result of a decline in orders from British Telecommunications and its systems integrators for connector products that was partially offset by increased sales of protection modules to British Telecommunications. Signal Processing sales for the six months ended June 30, 2008 were $2,375,000 versus $2,637,000 for the six months ended June 30, 2007, a decrease of $262,000 (10%). The decline in Signal Processing revenue for the six months was primarily due to our failure to receive orders from the military sector due to the delay in Congress’ failure to approve the U.S. military budget until late 2007.

The overall gross margin from continuing operations was 28% for the quarter ended June 30, 2008, compared to 30% for the quarter ended June 30, 2007. Gross margin for the six months ended June 30, 2008 was 28% compared to 31% for the six months ended June 30, 2007. The decrease for the quarter and six months is primarily related to excess capacity in our Mexico facility due to lower production levels as compared to the same quarter and six months of 2007, principally resulting from the decrease in sales to British Telecommunications and its systems integrators.

Operating expenses for the quarter and six months ended June 30, 2008 decreased by $163,000 (9%) and $351,000 (9%), respectively, from the same period in 2007. The decrease relates primarily to a decrease in selling expenses due to a reduction in advertising expenses and a decrease in general and administrative costs due to a reduction of costs related to our debt restructuring.

Interest expense, net of interest and other income, increased for the three and six months ending June 30, 2008 from the same period in 2007 by $38,000 and $183,000, respectively, primarily related to interest on our senior debt under the terms of our extension agreement with our senior debt holder and an additional $1,600,000 loan from our senior lender which was entered into after the second quarter of 2007. We do not accrue interest on the entire amount of the senior debt of approximately $24,973,000 under the terms of our agreement with the holder of our senior debt.

- more -

Porta Systems Corp. Press Release	Page 3
August 14, 2008

Our Copper Connection/Protection business unit operated profitably during the quarter and six months ended June 30, 2008, with operating income of $450,000 and $897,000, respectively. The Signal Processing unit operated profitably during the quarter and six months ended June 30, 2008 with operating income of $262,000 and $503,000, respectively. However, our consolidated operating income for the June 2008 quarter was $192,000 and $263,000 for the six months ended June 30, 2008 after deducting corporate overhead and other unallocated expenses of $520,000 and $1,137,000 respectively.

On July 31, 2008, after overwhelming approval of stockholders, the Company amended its certificate of incorporation to effect a one-for-11.11 reverse split pursuant to which each share of common stock was converted into 0.0900090009 share of common stock. The financial statements give retroactive effect to the reverse split.

The reverse split was a necessary condition for the implementation of our debt restructuring plan which took place as of July 31, 2008. The restructuring eliminated principal and interest of approximately $24,859,000 of debt. As part of the restructuring, after giving effect to the Reverse Split, the Company issued or reserved 8,546,449 shares of the Company’s common stock to creditors as partial consideration for their very substantial debt reduction. The gain on the debt restructuring will be recorded in the third quarter and is estimated at $17,000,000 net of related costs. In addition, key members of Porta’s management team received an aggregate of 603,277 shares of common stock. The Company notes that no stock options have been granted to employees for many years. The reverse split and debt restructuring are an important step in our effort to improve our Company’s overall financial health.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

- more -

Porta Systems Corp. Press Release	Page 4
August 14, 2008

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2007 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2007 and the Form 10-Q for the quarter ended June 30, 2008. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

-See Accompanying Table-

Porta Systems Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
Quarter and Six Months ended June 30,
(in thousands except per share amounts)

	Quarter ended June 30,		Six Months ended June 30,
	2008	2007	2008	2007

Sales	$6,677	$7,069	$13,222	$15,271

Gross profit	1,846	2,075	3,683	4,695

Total operating expenses	1,654	1,817	3,420	3,771

Operating income	192	258	263	924

Interest expense, net of interest and other
income	(588)	(550)	(1,173)	(990)

Loss before income taxes	(396)	(292)	(910)	(66)

Income tax expense	(12)	(12)	(36)	(39)

Loss from continuing operations	(408)	(304)	(946)	(105)

Discontinued operations:
Loss from discontinued operations	---	(487)	---	(521)

Net loss	$(408)	$(791)	$(946)	$(626)

Per share data:

Basic per share amounts (giving effect to the reverse split):

Continuing operations	$(0.45)	$(0.33)	$(1.05)	$(0.12)
Discontinued operations	---	(0.54)	---	(0.57)

Net loss per share:	$(0.45)	$(0.87)	$(1.05)	$(0.69)

Weighted average shares
outstanding	905	905	905	905

Diluted per share amounts (giving effect to the reverse split):

Continuing operations	$(0.45)	$(0.33)	$(1.05)	$(0.12)
Discontinued operations	---	(0.54)	---	(0.57)

Net loss per share:	$(0.45)	$(0.87)	$(1.05)	$(0.69)

Weighted average shares
outstanding	905	905	905	905

6851 Jericho Turnpike • Syosset • New York 11791 • Tel. (516) 364-9300 • Fax (516) 682-4655